PORTUGAL FUND INC DFAN 14A
Filing Date: 5/10/99


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 TYPE:  DFAN 14A
 SEQUENCE:  1


                          SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [     ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[   ] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as
                                            permitted
                                            by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[ X ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
                       PORTUGAL FUND, INC.
------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)
                             Deep Discount Advisors, Inc.
------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

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                     DEEP DISCOUNT ADVISORS, INC.
          Enhanced Performance through Closed-End Fund Investments
            One West Pack Square, Suite 777, Asheville, NC 28801
                   (828) 274-1863  Fax: (828) 255-4834

                                                     May 10, 1999

Dear  Fellow Portugal Fund Shareholder:

We believe that The Portugal Fund is misrepresenting facts about the real issues in this proxy contest and we want you to be correctly informed. We know your time is important and we hope that you will take just a few moments to review the enclosed letter and consider returning the enclosed green proxy card for the rescheduled meeting on May 20.

IMPORTANT THINGS EVERY PORTUGAL FUND SHAREHOLDER SHOULD KNOW!

1.  OUR GOAL IS TO MAXIMIZE SHAREHOLDER VALUE

On April 1, 1999, the discount on your Portugal Fund shares was $2.74 per share, equivalent to a +19.7% gain if eliminated. Federal securities laws require that all shareholders be treated equally by the Fund so that any improvements will accrue to all shareholders, not just our clients.

2.   PORTUGAL FUND NEEDS STRONGER BOARD LEADERSHIP

Management contracts are very lucrative and steps to reduce the discount often reduce management fees. The recently announced buy-back program has remained almost unused. The board needs to press the manager to improve shareholder value.

3.  OUR INTERESTS ARE ALIGNED WITH OTHER SHAREHOLDERS

We are long-term shareholders of Portugal Fund. All shareholders benefit from a reduced discount, especially if it comes from the Fund buying its own shares at a discount.

4.  WE DO NOT WANT TO DISMANTLE THE FUND

In spite of misleading claims to the contrary, we have never dismantled a fund. In fact, a reading of our proposals shows that they have nothing to do with dismantling this fund but only with improving shareholder returns.

5.  OUR EFFORTS HAVE HELPED TO IMPROVE OTHER FUNDS

We have labored both in support of and in opposition to the managements of other closed-end funds with demonstrated benefits for all shareholders. We are eager to work toward making Portugal Fund a better investment.

Please read the enclosed letter for more information. Thank for your attention and support.

Sincerely,


Ralph W. Bradshaw                               Ronald G. Olin
Candidate for Director                          Candidate for Director


PLEASE SEND IN THE GREEN PROXY BALLOT TO
CAST YOUR VOTE IN SUPPORT OF YOUR OWN BEST INTERESTS



                      Deep Discount Advisors, Inc.
           One West Pack Square, Suite 777, Asheville, NC  28801
          828-274-1863  Fax: 828-255-4834  E-mail: ddainc@msn.com

                                                           May 10, 1999


Dear Fellow Portugal Fund Shareholder:

I know your time is important to you, and probably the last thing you want to do is to worry about some proxy fight at the Portugal Fund. Your may have already received more mailings than you want to cope with containing various claims and accusations. This is only our second communication with you and will be our last. We believe the Fund is misrepresenting facts to you about us and the real issues in the proxy fight. Please take a few moments to read this letter and please consider signing and returning the enclosed green proxy card. It may make a big difference in the value of your Portugal Fund shares. On April 1, 1999 the discount on your Portugal Fund shares was $2.74 per share, equivalent to a +19.7% gain if eliminated.

I am a major shareholder of the Fund and, together with my investment management clients, own 29% of the Fund's shares. The Fund would have you believe that your interests and ours in maximizing shareholder value are different. However, federal securities laws require that all shareholders be treated equally by the Fund and that any actions taken that improve share value will accrue to all shareholders. For example, at the conclusion of a proxy campaign we were running at the Emerging Germany Fund on a platform of eliminating the redemption fee associated with this fund's conversion to open-end, our clients voted their discretionary shares with management and against our proxy after agreement was reached to waive the redemption fee for all shares held longer than one year. This benefit applied to all shareholders, not just our clients, and benefited all long-term shareholders of the fund. So rather than argue the merits of our case, the Portugal Fund directors and advisor have instead tried to confuse you and vilify us.

Our goal in closed-end funds is simple: MAXIMIZE SHARE VALUE. Our interests are the same as yours. We know how to reduce or eliminate the discount at which your shares are selling in the market, we know how to lower fund expenses, and we know how to deal with poor performance by the Fund's advisor. Our candidates for director and our proposals are all designed to accomplish this goal of maximizing your, and our, share value.

The Fund advisor, Credit Suisse, and their hand-picked directors are trying to distract you from our message by attacking us. They claim that they are already dealing with the discount problem, that we misled you about how bad the Fund's performance really is, that our interests are different from yours, and that our efforts will result in dismantling the Fund. To support these claims, the Fund has misrepresented facts and omitted material relevant information. They have unfairly characterized our activities in other closed-end funds and joined an industry wide attack on our motives and actions.

PLEASE UNDERSTAND WHAT IS BEHIND THIS CONFRONTATION

Closed-end fund management contracts are very lucrative. Unlike regular mutual funds, shareholders can not cash in their shares at their full value, but must instead find some other investor to buy their shares in the market. The manager collects his management fee based on the full asset value of the fund and not the market value. He does not need to satisfy redemption requests if the performance is bad. The advisor keeps on collecting his fees regardless of how big the discount grows between the market value and the asset value of the shares. This same manager picks the initial directors of the fund who in turn perpetuate themselves and their replacements, usually with no opposition. The interests of the people running the funds are different from the shareholders. We are challenging that system and trying to give shareholders control of their own investments in these funds.

CLAIMS CONCERNING EXISTING DISCOUNT REDUCTION STEPS

With great fanfare, the Fund announced a repurchase program last October and authorized the advisor, Credit Suisse, to repurchase up to 15% of the Fund's shares in open market transactions with the intent to "provide additional liquidity to those shareholders that elect to sell their shares and to enhance the net asset value of the shares held by those shareholders that maintain their investment." Through the end of December, the Fund had not repurchased any shares. By February 22, 1999, four months after the announcement, a total of only 23,700 shares had been repurchased of the 803,312 shares authorized. The enhancement to NAV was less than $0.01 per share and the discount understandably began to widen again. At this rate, it will take over 11 years to buy back the number of shares authorized. Perhaps this slow pace is understandable when one realizes that every share repurchased by Credit Suisse will have the effect of reducing their management fees.

CLAIMS THAT WE MISLED YOU ABOUT POOR FUND PERFORMANCE

Our proxy statement correctly claimed that, after commencing operations in Novermber 1989, the Fund reported "total investment returns" for the following nine calendar years (1990-1998) corresponding to a total gain of +62.2% or a compound annual return of only +5.5% a year. In reports, the Fund compares itself to the unmanaged MSCI Index of Portugal equity securities. The MSCI Portugal index had total returns of +118% during this same period, almost twice the results of the Fund's shareholders. The Fund complained that we did not include the initial two month inception period of the Fund from November 9, 1989 to December 31, 1989 and that this increased the cumulative return to +99% while only increasing the index to +122%.

We did not include this initial two months because, after the Fund raised its initial offering cash, it reported 0% turnover for this period, its asset value was unchanged at $13.79 per share, and its calculation of "total investment return" during that period did not include the effect of the initial underwriting expenses paid by the shareholders to buy the shares. The Fund reported total investment return of +22.49% for this "two month" period even though, apparently, no Portugal investments were made. Therefore, we thought it best to exclude this brief, initial two month period from the Fund's nine year performance history.

Nevertheless, the Fund's own updated numbers still demonstrate that shareholder total return lagged the index by significant margins over the last three years as well as since inception, and correspond to a compound annual return since inception of only +7.8% through the end of 1998. In our opinion, this is terrible performance for all the risks taken by the shareholders.

CLAIMS THAT OUR INTERESTS ARE DIFFERENT FROM YOURS

The Fund has claimed that we "stand to benefit from the very market discounts of
which we complain."   Well, so does every other shareholder.  Everyone benefits
from any discount reduction that may result from share repurchases except for the investment advisor, who loses fee income.

The Fund then attacked us with the most blatant misrepresentation of facts we have yet observed. In referring to our campaign to bring shareholder value to the Austria Fund, they said "Olin sold out virtually his entire position in the fund only a few months after his representatives - who were advocating "shareholder rights" - joined the Board. They were unable to close the discount. In fact, the discount has widened to as much as 19%. Is that the action of someone interested in the rights of all shareholders?"

The real truth about the Austria Fund should be instructive to every Portugal Fund shareholder considering how to cast his vote. We initiated a proxy contest to elect directors and pass shareholder value proposals at the Austria Fund late last year. During the campaign, the Austria Fund repurchased almost one third of their shares from shareholders who wanted out at progressively smaller and smaller discounts. We did not sell our 10% stake which then became an 18% stake by virtue of the buy-back. While seven directors were not standing for election, we won the remaining four available director positions by a wide margin in spite of losing the support of many who cashed out in the buy-back. The day of the annual meeting, the buy-back abruptly stopped. Then someone else began to buy massive amounts of shares in the market. Other large holders who had supported us began to sell their positions at progressively smaller and smaller discounts. We did not sell.

In our first Board meeting, the Austria Fund incumbent directors, over our objections, expanded the Board size, appointed three of the four defeated directors back to the board, and passed a series of by-law changes which had the effect of further limiting shareholder rights and giving more authority to the Board and its Chairman. In addition, the chairman of the Advisor, who had been defeated for reelection to the Austria Fund Board in January, was elected Chairman of the Fund. The Board reduced the compensation paid to each Director and adopted a new policy that will require any U.S. director (like the four of us) to pay our own way to Austria if we wished to personally attend the annual meeting of the Board scheduled this June. Proposals overwhelmingly passed by the shareholders in the annual meeting to eliminate staggered Board terms and to reimburse us for limited proxy communication expenses in our successful election were rejected by the newly expanded board. Because the vote to open-end the Austria Fund was 4,891,919 in favor vs. 1,493,883 against, we submitted a proposal to allow those shareholders who wished to leave the Fund to receive full net asset value for their shares. After the Chairman expressed his negative opinion, our proposal was defeated by the same party line vote.

Some days after the meeting, we had an opportunity, along with others, to sell most of our client positions in the open market on the stock exchange at a 3% discount, to an unidentified buyer. We sold out most all of our positions, with the exception that the four of us elected as directors continued to hold personally significant stakes in the Fund. Subsequent federal filings indicate that Bank of Austria, who is affiliated with the sub-advisor, and which represents the largest portfolio position in the Austria Fund, had been the buyer of ours and the other positions. After our sale, their buying apparently stopped and the discount widened to as much as 19%. We remain committed to implement the mandate of the shareholders as expressed in the annual meeting of the Austria Fund. We do not accept "greenmail" which we continue to believe is both illegal and immoral in closed-end funds. We have rejected offers to sell our entire stakes at prices well above market in two other closed-end funds in exchange for backing off from proxy contests. In one such case, the parties trying to buy our shares, who are affiliated with the advisor, subsequently purchased large stakes under similar conditions in private transactions with other large shareholders on condition that they obtain voting rights. They also allocated $750,000 of shareholder money to fight us. We lost these proxy fights.

CLAIMS THAT OUR EFFORTS WILL RESULT IN DISMANTLING THE FUND

The Portugal Fund has also attacked us for forcing the liquidation of the Scudder Spain and Portugal Fund. In that case we and other shareholders supported the idea of allowing those shareholders who wished to cash out to receive full asset value for their shares. The Fund did a 70% tender offer for its shares and honored all 72% tendered, including our shares. The remaining $40 million fund was still larger than many existing closed-end funds. The advisor then decided to seek shareholder approval to liquidate, which happened some months later. We initiated no proxy contest and did nothing in that situation other than express our opinion publicly.

We were further attacked for not eliminating entirely the discount at the Clemente Global Growth Fund, at which three of us are directors and I am Chairman. We bought most of our shares over a period of years at 25% to 30% discounts. We were appointed to the Board in a compromise situation which grew out of a proxy contest in which we were not involved directly except as shareholders whose votes were solicited. Clemente Global is currently in the market every day buying back shares whenever they are selling at a discount. We have adopted a budget representing a 30% reduction in fund expenses. We have eliminated staggered Board terms. The discount has recently gotten as low as 4% and been in the range of 4% to 14% since we became involved as part of the board. The shareholders rejected open-ending this fund in the last election, and we have come to believe that more value can be provided to long-term shareholders through buy-backs, portfolio performance improvement, and expense reduction than immediate open-ending. As the buy-back continues to reduce the supply of shares available for sale at a discount, we think it is inevitable that the discount will eventually be reduced to nominal levels.

Even when we have not won with our opposing proposals and candidates, we have been successful in improving shareholder value. In response to our challenges, Funds have done massive buy-backs, made tender offers, initiated payout policies, and occasionally decided to change their structure in response to shareholder wishes. We like closed-end funds, it is our business. But we want them run for the benefit of the shareholders, not their investment advisors.

VOTE YOUR BEST INTERESTS

I want to thank you for reading through all of this, however you decide to vote. If you have any questions, I encourage you to call me personally at 828-255-4832. Please consider signing and returning the green proxy card which is enclosed. We are committed to serving your best interests and those of all Portugal Fund Shareholders. Thank you for your time.

Sincerely yours,



Ronald G. Olin




                                PROXY CARD

                     PROXY SOLICITED IN OPPOSITION
          TO THE BOARD OF DIRECTORS OF THE PORTUGAL FUND, INC.
    BY DEEP DISCOUNT ADVISORS, INC. AND RON OLIN INVESTMENT MANAGEMENT COMPANY

      ANNUAL MEETING OF STOCKHOLDERS RESCHEDULED TO BE HELD ON MAY 20, 1999

The undersigned hereby appoints Ronald G. Olin, Ralph W. Bradshaw, Gary A. Bentz, and William A. Clark, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of The Portugal Fund, Inc. (the "Fund") to be held on May 20, 1999, at the offices of Credit Suisse Asset Management, One Citicorp Center, 153 East 53rd Street, 57th Floor, New York, New York 10022, at 2:00 p.m., New York time, (the "Meeting"), and any adjournment(s) or postponement(s) thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters, including adjournment or postponement issues, as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting.


(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [    ].)

1.  ELECTION OF DIRECTORS.
    Directors (whose terms expire in 2002)

           RONALD G. OLIN
           RALPH W. BRADSHAW


FOR ALL NOMINEES  [   ]      WITHHOLD  [   ]      FOR ALL EXCEPT  [   ]

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" ANY PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" THE ELECTION OF ALL NOMINEES


2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Fund's independent auditors for the year ending December 31, 1999:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER HAS NO RECOMMENDATION FOR PROPOSAL TWO (2), IF PROPOSAL TWO (2) IS LEFT BLANK, THE SOLICITING SHAREHOLDER WILL VOTE TO ABSTAIN.


3. Stockholder proposal recommending that the Board of Directors commit unequivocally to aggressive, continuous, perpetual repurchases of the Fund's shares in the market whenever they trade at a discount to Net Asset Value:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL THREE

4. Stockholder proposal recommending that it would be in the best interests of the Fund to receive the resignation of all Directors not standing for election at the 1999 Annual Meeting who oppose the shareholder resolution that they commit unequivocally to aggressive, continuous, perpetual repurchases of Fund shares whenever they trade at a discount, and that the stockholders hereby recommend that such Directors resign their positions as Directors of the Fund:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL FOUR


5. Stockholder proposal providing that the advisory contract between the Fund and Credit Suisse Asset Management (Credit Suisse) be terminated within sixty
(60) days as provided for in the Investment Company Act of 1940:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

IF PROPOSAL FIVE (5) IS LEFT BLANK FOR ALL BOXES, THE SOLICITING SHAREHOLDER WILL VOTE ON THIS PROPOSAL IN THE BEST INTERESTS OF THE STOCKHOLDERS AT THE TIME OF THE ANNUAL MEETING, BASED ON THE SOLE JUDGEMENT OF THE SOLICITING SHAREHOLDER

6. Stockholder proposal recommending that the Board of Directors authorize and direct the officers of the Fund to reimburse the Soliciting Shareholder for such reasonable fees and expenses associated with its proxy communication to shareholders, including only printing, normal mailing, distribution, and tabulating costs, but not including attorneys fees, solicitor fees, overnight mailing costs, telephone communication, or other extraordinary expenses:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL SIX

IMPORTANT - - PLEASE SIGN AND DATE BELOW

SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES NAMED ABOVE IN ITEM 1 AND "FOR" PROPOSALS 3, 4, AND 6 AND WILL ABSTAIN FROM VOTING ON PROPOSAL 2. ALL OTHER PROPOSALS, INCLUDING PROPOSAL 5, WILL BE VOTED BY THE SOLICITING SHAREHOLDER IN THE BEST INTERESTS OF STOCKHOLDERS AS DETERMINED BY THE SOLE JUDGEMENT OF THE SOLICITING SHAREHOLDER AT THE TIME OF THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED APRIL 19, 1999 OF DEEP DISCOUNT ADVISORS, INC. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED RELATING TO THE SUBJECT MATTER HEREOF AND CONFIRMS ALL THAT THE PROXIES MAY LAWFULLY DO BY VIRTUE HEREOF.

(IMPORTANT     -     PLEASE FILL IN DATE)

This proxy card is provided by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both beneficial shareholders of the Fund. Please sign exactly as your name appears hereon or on proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer.

If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)_____________________________________________Dated:_______________

Please sign as registered and return promptly in the enclosed envelope. Executors, trustees and other signing in a representative capacity should include their names and the capacity in which they sign.